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                                                                     Exhibit 7.4

                         PRIME BATTERY PRODUCTS LIMITED

                              Financial Statements
                                December 31, 2002
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                          INDEPENDENT AUDITORS' REPORT

To the Directors of
Prime Battery Products Limited

We have audited the accompanying balance sheet of Prime Battery Products Limited as of December 31, 2002 and the related statements of operations and cash flow for the two month period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Prime Battery Products Limited as of December 31, 2002 and the results of its operations and its cash flows for the period then ended in conformity with generally accepted accounting principles in the United States of America.

Toronto, Canada                                          "MINTZ & PARTNERS LLP"
March 26, 2004
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                         PRIME BATTERY PRODUCTS LIMITED

                                  Balance Sheet
                                December 31, 2002

                                     Assets

Current assets
    Cash                                                                             $      67,675
    Accounts receivable                                                                    192,663
                                                                                     -------------
                  Total assets                                                       $     260,338
                                                                                     -------------

                      Liabilities and Stockholders' Equity

Current liabilities
    Accounts payable                                                                 $       7,499
    Due to affiliates                                                                      245,996
    Income taxes payable                                                                     3,010
                                                                                     -------------
                  Total current liabilities                                                256,505
                                                                                     -------------

Stockholders' Equity
    Common shares, no par value, 100 shares issued and outstanding (note 3)                      1
    Retained earnings                                                                        3,832
                                                                                     -------------
                  Total stockholders' equity                                                 3,833
                                                                                     -------------
                  Total liabilities and stockholders' equity                         $     260,338
                                                                                     -------------

See notes to financial statements
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                         PRIME BATTERY PRODUCTS LIMITED

                             Statement of Operations

                                                                November 1 to
                                                                 December 31
                                                               --------------
                                                                    2002
                                                               --------------
Sales                                                          $      304,030
                                                               --------------
     Cost of goods sold                                               256,892
                                                               --------------
Gross profit                                                           47,138
                                                               --------------
     Selling, general and administrative expenses                      40,296
                                                               --------------
Net income before taxes                                                 6,842
                                                               --------------
     Provision for current income taxes                                (3,010)
Net income                                                     $        3,832
                                                               --------------
Earnings per share of common stock                             $        38.32
                                                               --------------
Weighted average number of common shares outstanding                      100
                                                               --------------

See notes to financial statements
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                         PRIME BATTERY PRODUCTS LIMITED

                             Statement of Cash Flows

                                                                      November 1 to
                                                                       December 31
                                                                      -------------
                                                                           2002
                                                                      -------------
Cash flows from operating activities
     Net income                                                       $       3,832
     Adjustment to reconcile net income to net cash
      (used) by operating activities
     Changes in operating assets and liabilities
         Accounts receivable                                               (192,663)
         Accounts payable                                                     7,499
         Income taxes payable                                                 3,010
                                                                      -------------
                  Net cash (used) by operating activities                  (178,322)
                                                                      -------------
Cash flows from financing activities
     Issuance of common stock                                                     1
     Due to affiliates                                                      245,996
                                                                      -------------
                  Net cash provided by financing activities                 245,997
                                                                      -------------
                  Net increase in cash                                       67,675
                                                                      -------------
Cash, end of period                                                   $      67,675
                                                                      -------------

There is no supplemental disclosure of non-cash financing activities as there were no such activities.

See notes to financial statements
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                         PRIME BATTERY PRODUCTS LIMITED

                          Notes to Financial Statements
                                December 31, 2002

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

The Company commenced batteries and ancillary electronic products in Canada on November 1, 2002.

BASIS OF PRESENTATION

The financial statements have been prepared in accordance with generally accepted accounting principles in the United States.

USE OF ESTIMATES

Use of these accounting principles required management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the period. These estimates are reviewed periodically, and, as adjustments become necessary, they are reported in earnings in the period in which they become known. The financial statements reflect the following policies.

REVENUE

Revenue from the sale of products is recognized at the time of delivery when all requirements of a completed transaction have been met.

INVENTORY

Batteries and ancillary electronic products inventory is recorded at the lower of cost and net realizable value with cost being determined on the first-in, first-out basis.

INCOME TAXES

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets and liabilities are determined based on temporary differences between the financial statement and tax bases of assets and liabilities and net operating loss and credit carryforwards using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. A provision for income tax expense is recognized for income taxes payable for the current period, plus the net changes in deferred tax amounts.

EARNINGS PER SHARE

For the period November 1 to December 31, 2002, net income per share has been computed using the net income for the period divided by the weighted average number of shares outstanding.

Diluted loss per share is not presented as the Company has no diluting items.

FOREIGN CURRENCY TRANSLATION

The functional currency of the Company is Canadian dollars. Certain purchases are made in US dollars and have been translated into Canadian dollars, the reporting currency, in accordance with Statement of Financial Accounting Standards No. 52 "Foreign Currency Translation". Monetary assets and liabilities are translated at the exchange rate at the balance sheet date and revenue and expenses are translated at the exchange rate at the date those elements are recognized.
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                         PRIME BATTERY PRODUCTS LIMITED

                    Notes to Financial Statements (continued)
                                December 31, 2002

NOTE 2 - DUE TO/FROM AFFILIATES

Amounts due to/from affiliates consists of amounts due to/from companies under common control and are non-interest bearing with no specific terms for repayment. Amounts due to/from affiliates at December 31, 2002 were as follows:

     Due to Prime Wireless Corporation                             $ 17,457
     Due to DCS Electronics Limited                                 123,851
     Due to Pivotal Self Service Technologies Inc.                  104,688
                                                                   --------
     Total                                                         $245,996
                                                                   --------

DCS Electronics Limited sold batteries to the Company during the period November 1 to December 31, 2002 and is considered a related party by virtue of common management. Prime Wireless Corporation and Pivotal Self Service Technologies Inc. provided financing to the Company during the same period and are considered related parties due to common management.

NOTE 3 - CAPITAL STOCK

The Company was incorporated under the laws of Ontario, Canada.

Common Shares:

Authorized: Unlimited
Issued: 100

Common shares have no par value and the full amount of consideration has been credited to capital stock.

VOTING RIGHTS

The holders of shares of common stock are entitled to receive notice of, attend and vote at all meetings of the stockholders. Each share of common stock carries one vote at such meetings.

NOTE 4 - INCOME TAXES

The Company's combined federal and provincial income tax rate is 20% on income eligible as a Canadian controlled private corporation.

NOTE 5 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying value of accounts receivable, accounts payable and income taxes payable approximates fair value because of the short maturity of these instruments. Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency or credit risk arising from these financial instruments.